Exhibit 99.1

Asure Announces Executive and Board Member Changes

AUSTIN, TEXAS – April 6, 2020 – Asure Software (NASDAQ:ASUR) announced executive leadership and board member changes to align with the company’s new focus on becoming a pure-play cloud-based Human Capital Management (HCM) software solutions provider to growing small and mid-sized businesses.

Joining the Asure board of directors include nationally-recognized Bjorn Reynolds, founder and chief executive officer of Safeguard Global, Laureen DeBuono, partner emeritus at FLG Partners, and Carl Drew, chief financial officer at Harvard Maintenance.

"We are honored to expand the Asure board of directors with these executive leaders, who bring extensive experience in successfully driving growth for companies of all stages including direct experience growing payroll and HR companies,” said Pat Goepel, CEO of Asure. “As Asure works to meet the increasing growth challenges small and medium-sized businesses face around the US, we welcome Bjorn Reynolds, Larueen DeBuono and Carl Drew and look forward to their expertise that will collectively help each of our 60,000 customers grow.”

Additionally, Randy Waterfield, chairman of Waterfield Group, informed the board of his intention to resign from Asure’s board of directors, effective March 31, 2020.

“Randy has been a member of the board since 2011 and has brought Asure sage guidance that supported the company through periods of key growth,” said David Sandberg, board chairman of Asure. “We thank him for his counsel over the years. He will be greatly missed by the board and everyone at Asure.”

Further, Asure announces that effective March 31, 2020 Rhonda Parouty, the company’s chief operating officer, is leaving the company. Rhonda leaves Asure with an effective executive management team to handle this transition as it continues to provide innovative payroll and HCM SaaS solutions to small and midsize businesses.

“I am grateful for Rhonda’s contributions in positioning Asure to deliver a record fourth quarter and overall positive financial results in 2019, as well as her important role in the successful sale of our workspace management division of the business,” stated Goepel. “Eyal Goldstein in addition to being CRO, will be picking up the responsibilities of field operations, therefore helping to streamline our business and position Asure for continued growth.”

About the new board members:

●

Bjorn Reynolds, Founder and Chief Executive Officer, Safeguard Global: As the founder and CEO, also affectionately called, “Chief Guardian,” of Safeguard Global, Bjorn is the driving force behind the company’s vision, strategy, and culture. Bjorn has been recognized in Payroll World’s Top 50, as a “Game Changer” by Workforce magazine, and has been nominated in the EY Entrepreneur of the Year program. After more than a decade of bootstrapped growth, he secured a significant growth equity investment from private equity firm Accel-KKR to accelerate SafeGuard’s innovation and leadership in international payroll and HCM services.

●

Laureen DeBuono, Partner Emeritus, FLG Partners: Laureen DeBuono is a highly seasoned CEO, COO and CFO with over 30 years of extensive management experience in both public and private companies in San Francisco and Silicon Valley. In her current role as partner emeritus of FLG Partners, she supports advisory and executive coaching work, including helping high growth companies scale operationally and financially, and then execute on strategic opportunities. Over her career, she has built sophisticated expertise in software where she has successfully led many companies through major strategic inflection points with a focus on raising capital, scaling for accelerated growth, M&A, and maximizing value for timely exits. Her impressive track record has resulted in raising over $1B in financing, led two IPOS, and completed over $10B in M&A transactions.

●

Carl Drew, Chief Financial Officer, Harvard Maintenance: Carl joined Harvard Maintenance in 2014 in conjunction with opening the new headquarters in Miami. He has broad experience in building world-class accounting and finance teams, developing the strategic planning and analysis functions, integrating cross-discipline process improvements, and leading and managing strategic mergers and acquisitions. Notably, Carl has extensive HCM growth experience where, as CFO for CompuPay, Inc., he created the second-largest privately held Payroll company in the United States starting from a small regional company. Carl also has extensive experience in working with capital markets as CFO of Interval International, Pollo Tropical, GL Homes, Theater Acquisitions Group, and others.

About Asure

Asure (NASDAQ: ASUR) sees Human Capital Management (HCM) through the lens of entrepreneurs and executives with an owner’s mentality. We help more than 60,000 small and mid-sized businesses develop their “Human Capital” to get to the next level, stay compliant, and allocate their time, money and technology toward growth. Asure HCM solution includes Asure Payroll & Tax, Asure HR, and Asure Time & Attendance. Our Asure HRServices offering ranges from online compliance tools to a fully outsourced HR department. Visit us at asuresoftware.com.

Contacts

Stacy Zellner

Director of Marketing

Asure Software

szellner@asuresoftware.com

888-323-8835 x 3111